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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

                    DART GROUP ANNOUNCES SHAREHOLDER ACTION
                          REGARDING BOARD COMPOSITION

         Landover, MD... September 24, 1997 ... Dart Group Corporation (NASDAQ:
DARTA) today announced that it has received a copy of a "Instrument of Consent" signed by Richard B. Stone (in his capacity as Voting Trustee with respect to 222,294 shares of Dart's Class B common stock which has been challenged in litigation as not vesting Mr. Stone with the voting rights he purports to hold) and by Herbert H. Haft (in his capacity as the holder of a purported proxy from Ronald S. Haft to vote 172,730 shares of Dart's Class B common stock, which shares are not outstanding if the Voting Trustee has the voting power he claims) to remove Larry G. Schafran from Dart's Board of Directors and to appoint Richard B. Stone to Dart's Board of Directors. The "Instrument of Consent" also is signed by Sidney B. Silverman, nominally as "Plaintiff's Counsel and Representative of holders of a majority in interest of Dart Class A Shares."

         The legal effect of this document is uncertain. Litigation that has been pending in the Delaware Court of Chancery since October 1995 challenges Mr. Stone's authority to act as the majority voting stockholder of Dart. Other litigation pending in the Delaware Court of Chancery challenges Herbert H. Haft's purported proxy. A Standstill Order issued by the Court states, "Until further order of the Delaware Court of Chancery, Dart will not recognize any stockholder action seeking to change the composition of the incumbent Board of Directors of Dart, consisting of Herbert H. Haft, Ronald S. Haft, Larry G. Schafran, Bonita A. Wilson and Douglas Bregman, or any of its subsidiaries." The Court has not issued an order approving the removal of Mr. Schafran or the appointment of Mr. Stone as directors of Dart.

         Herbert Haft has told the Dart Board of Directors orally that he believes the "removal act" was effective when taken and will ask the court to order Dart to recognize the act as having been effective when taken.

         Dart is the majority owner of Trak Auto Corporation (NASDAQ: TRKA) and Crown Books Corporation (NASDAQ: CRWN), and the sole owner of Shoppers Food Warehouse Corp. and Total Beverage Corp.





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